Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2018
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Third Quarter 2018 Net Income of $113 million

2018 Third Quarter Summary Financial Results

•	Net income totaled $113 million, a decrease of $19 million from the same period last year.

•	Net interest income totaled $156 million, a decrease of $18 million from the same period last year.

•	Balance sheet changes from December 31, 2017 were:

◦	Assets totaled $144.1 billion, a decrease of $1.0 billion.

◦	Advances totaled $100.8 billion, a decrease of $1.8 billion.

◦	Capital totaled $7.3 billion, an increase of $0.3 billion.

◦	Retained earnings totaled $2.0 billion, an increase of $0.2 billion.

◦	Regulatory capital ratio was 5.18 percent, an increase from 5.03 percent.

Third Quarter 2018 Business Highlights

•	Advances of $100.8 billion were outstanding to 808 members, housing associates, and former members, of which 58 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $7.5 billion were outstanding of which $492 million were purchased from 142 members during the third quarter.

•	Mortgage loans of $262 million were delivered by members during the quarter through the MPF Xtra, MPF Direct, and MPF Government MBS programs.

•	Letters of credit of $8.7 billion were outstanding.

•	Paid $77 million of cash dividends at an effective combined annualized dividend rate of 5.28 percent during the third quarter.

•	Accrued $14 million for use in the Bank’s Affordable Housing Program (AHP), bringing the year-to-date total to $42 million.

Financial Results Discussion

Net Income - For the three and nine months ended September 30, 2018, the Bank recorded net income of $113 million and $360 million compared to $132 million and $402 million for the same periods in 2017. The decline in the Bank’s net income during the three and nine months ended September 30, 2018, was driven by lower net interest income. In addition, net income during the nine months ended September 30, 2017, was impacted by net gains on litigation settlements of $21 million as a result of settlements with certain defendants in the Bank’s private-label MBS litigation.

Net Interest Income - The Bank’s net interest income totaled $156 million and $480 million for the three and nine months ended September 30, 2018 compared to $174 million and $497 million for the same periods last year. The Bank’s net interest margin was 0.42 percent and 0.43 percent during the three and nine months ended September 30, 2018 compared to 0.40 percent and 0.38 percent for the same periods in 2017. The decline in net interest income was primarily due to lower average advance volumes offset in part by higher net interest margin. The increase in net interest margin was attributable to the higher interest rate environment offset in part by lower asset liability spreads due to increased costs on the Bank’s interest-bearing liabilities.

Other Income (Loss) - The Bank recorded net gains of $7 million and $23 million in other income (loss) for the three and nine months ended September 30, 2018 compared to net gains of $4 million and $45 million for the same periods last year. During the nine months ended September 30, 2017, other income (loss) was primarily impacted by net gains on litigation settlements of $21 million as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. We did not record any litigation settlements during the three and nine months ended September 30, 2018 or the three months ended September 30, 2017. Other factors impacting other income (loss) included net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three and nine months ended September 30, 2018, the Bank recorded net gains of $9 million and $43 million on its derivatives and hedging activities through other income (loss) compared to net losses of $2 million and net gains of $1 million during the same periods last year. The fair value changes were primarily driven by changes in interest rates. These changes impacted the Bank’s fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio.

During the three and nine months ended September 30, 2018, the Bank recorded net losses on trading securities of $9 million and $33 million compared to net gains of $1 million and $10 million for the same periods in 2017. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities.

Other Expense - Other expense totaled $36 million and $101 million for the three and nine months ended September 30, 2018, compared to $30 million and $93 million for the same periods last year. Other expense was driven primarily by compensation and benefits for the three and nine months ended September 30, 2018.

Assets - The Bank’s total assets decreased to $144.1 billion at September 30, 2018, from $145.1 billion at December 31, 2017, driven by a decrease in advances. Advances at September 30, 2018 decreased by $1.8 billion from advances at December 31, 2017 due primarily to a decrease in borrowings by a captive insurance company member and a large depository institution member, partially offset by an increase in borrowings from other financial institution types.

Liabilities - The Bank’s total liabilities decreased to $136.8 billion at September 30, 2018, from $138.1 billion at December 31, 2017, driven in part by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital increased to $7.3 billion at September 30, 2018 from $7.0 billion at December 31, 2017, primarily due to an increase in retained earnings due to net income, partially offset by dividends paid. In addition, activity-based capital stock increased resulting from an increase in member activity. The Bank’s regulatory capital ratio increased to 5.18 percent at September 30, 2018, from 5.03 percent at December 31, 2017 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Additional financial information will be provided in the Bank’s Third Quarter 2018 Form 10-Q expected to be available at www.fhlbdm.com and www.sec.gov on or before November 14, 2018.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	September 30,	December 31,
Statements of Condition (dollars in millions)	2018	2017
Cash and due from banks	$155	$503
Investments	35,139	34,452
Advances	100,787	102,613
Mortgage loans held for portfolio, net	7,549	7,096
Total assets	144,095	145,099
Consolidated obligations	135,099	135,575
Mandatorily redeemable capital stock	277	385
Total liabilities	136,790	138,078
Capital stock - Class B putable	5,163	5,068
Retained earnings	2,019	1,839
Accumulated other comprehensive income (loss)	123	114
Total capital	7,305	7,021
Total regulatory capital[1]	7,459	7,292
Regulatory capital ratio	5.18%	5.03%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2018	2017	2018	2017
Net interest income	$156	$174	$480	$497
Provision (reversal) for credit losses on mortgage loans	—	1	—	1
Other income (loss):
Net gains (losses) on trading securities	(9)	1	(33)	10
Net gains (losses) on derivatives and hedging activities	9	(2)	43	1
Gains on litigation settlements, net	—	—	—	21
Other, net	7	5	13	13
Total other income (loss)	7	4	23	45
Total other expense	36	30	101	93
Net income before assessments	127	147	402	448
Affordable Housing Program assessments	14	15	42	46
Net income	$113	$132	$360	$402
Performance Ratios
Net interest spread	0.31%	0.35%	0.33%	0.34%
Net interest margin	0.42	0.40	0.43	0.38
Return on average equity	6.16	6.96	6.52	7.20
Return on average capital stock	8.69	9.19	9.07	9.33
Return on average assets	0.31	0.31	0.32	0.31

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s Third Quarter 2018 Form 10-Q expected to be filed on or about November 14, 2018 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.